UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

Stark Focus Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-237100	32-0610316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38 S Federal Highway #10-199, Dania Beach, FL 33004

(Address of Principal Executive Offices) (Zip Code)

(352) 562 – 0289

Registrant’s telephone number, including area code

___________________________________________________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  ☐ Yes    ☒ No

Item 8.01 Other Events

On 25th July, 2022, Stark Focus Group Inc (the “Company”) announces that it has acquired non-exclusive limited rights to the following: US Patent No. 10,377,507 (Multifunctional motorized box and landing pad for automatic drone package delivery), US Patent No. 10,250,792 (Unmanned aerial vehicles, videography, and control methods), US Patent No. 10,594,915 (Unmanned aerial vehicles, videography, and control methods), and US Patent No. 10,924,654 (Surface surveilance by unmanned aerial vehicles).

The claims in this US Patent No. 10,377,507 are related to the use of a novel and effective means, via an actuated box and navigation aid, for providing a standardized and predicable area for safe landing during delivery by drones or Unmanned Aerial Vehicles (UAV). The multifunctional motorized box and landing pad is in data communication with a remote processing unit and comprises a RF spectrum analyzer scanning a surrounding of the multifunctional motorized box and landing pad to monitor a corresponding airspace. This standardized landing zone ensures delivery of the package in an efficient means.

The patent also puts forth a method for necessary regulation of drone traffic by managing emergency situations (unexpected low battery, requests to land due to mechanical problems or bad weather) and monitoring the current air traffic, thereby allowing the following control features: Provide a safe landing zone with possible recharge in situations when the drone cannot maintain the established flight plan, and allow a means of managing and monitoring air traffic to avoid collisions and ensuring that air traffic safety rules are followed.

US Patent No. 10,250,792 relates to the usage of videography obtained by a drone / UAV in the process of climbing to pilot and/or control a UAV. In certain embodiments, a transmitter is disposed on the climber, a normal climbing surface vector is determined, and UAV control settings are generated thereby to position the UAV. In addition, improved communication can be provided so as to relay real-time video capture of climbing activity to one or more persons on the ground.

US Patent No. 10,594,915 relates to videography of surfaces and improved positional control of drones / unmanned aerial vehicles. Embodiments include a “panning” piloting scenario. The panning can include control parameters relative to a normal vector to a point P of a plane representing a surface, or relative to a direction of gravity and attributes of the surface. Methods of estimating a surface include determining a plane including three non-collinear points of the surface. The plane determined can be relative to the direction of gravity, such as vertically parallel to gravity. A piloting routine can include piloting a UAV to various angles relative to the vector normal to the plane and distances to the location on the surface and/or point on the plane.

US Patent No. 10,924,654 relates to surface surveilance by unmanned aerial vehicles. Videography of surfaces and improved positional control of unmanned aerial vehicles (UAV) are disclosed in the claim. Embodiments include defining a plane relative a vertical or semi-vertical surface. Linearly scanning along a line parallel to the plane, with the plane being defined by three non-colinear points. The linear scanning along the plane is defined by a defined distance from the plane to the surface. The scanning includes distance sensor scanning, which creates a model of the surface. The distance sensor scanning can include sound-based or light-based distance measurement scanning. The surveillance scanning can further include capture of imagery of the surface along the linear scanning along the plane.

The Company continues to seek opportunities to add to its Patent Portfolio with its entry into the Drone / Unmanned Aerial Vehicles market.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Stark Focus Group, Inc.

Date: July 25, 2022	By:	/s/ Cao Zhi Fen
Cao Zhi Fen CEO

3